EX-3.2

           CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

                            CERTIFICATE OF AMENDMENT
                                       TO
                             ARTICLES OF INCORPORATION

1.  Name of corporation:  Diamond Hitts Production, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

     Article 3:  Number of shares with par value:
                 550,000,000 Common Shares with .001 par value
                 5,000,000 Class A Preferred Shares with .001 par value 10,000,000 Class B Preferred Shares with .001 par value

3. The undersigned declare that they constitute at least two-thirds of the board of directors.

4. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

5.  Signatures:


/s/  Mark Crist                          /s/  Charles Maranto
Signature:  Mark Crist, President        Charles Maranto, Secretary